UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 14, 2006

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

Carl Bass Employment Agreement

On December 14, 2006, Autodesk, Inc. (the “Company”) entered into an employment agreement with Carl Bass, the Company’s President and Chief Executive Officer (the “Bass Agreement”). During the term of the Bass Agreement, Mr. Bass will receive an annual base salary of $700,000. In addition, Mr. Bass will be eligible to participate in the Company’s Executive Incentive Plan at a target level of not less than 100% of his annual base salary, subject to the terms of the Executive Incentive Plan. Either Mr. Bass or the Company may terminate the employment relationship upon thirty days written notice to the other party.

Pursuant to the Bass Agreement, the Company has agreed to continue to nominate Mr. Bass to serve as a member of the Company’s Board of Directors. In addition, the Company has agreed to provide Mr. Bass with certain severance benefits in the event Mr. Bass’s employment is terminated by the Company without cause or if Mr. Bass resigns for good reason (as such terms are defined in the Bass Agreement), including if such termination or resignation is in connection with a change of control (as such term is defined in the Bass Agreement).

Mr. Bass will continue to be eligible to receive grants of stock options or other equity based awards customarily granted to executive officers, as well as to participate in all other benefit plans, policies and arrangements that are applicable to other senior executives of the Company, as such may exist from time to time. The Bass Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Carl Bass Employment Agreement, dated December 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Vice President, General Counsel and Secretary

Date: December 20, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Carl Bass Employment Agreement, dated December 14, 2006